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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

For information contact:
Yvonne Donaldson                                              Bob Joyce
BindView Corporation                                          Financial Dynamics
1-713-561-4023                                                1-617-747-3620
yvonne.donaldson@bindview.com                                 bjoyce@fd-us.com


                    BINDVIEW REVISES THIRD QUARTER ESTIMATES
                      REAFFIRMS FULL-YEAR REVENUE ESTIMATES

         HOUSTON - OCT. 11, 2004 - BindView Corporation (NASDAQ:BVEW), a leading provider of proactive business policy, IT security and directory management software, announced today that it has lowered its estimated operating results for the third quarter ended Sept. 30, 2004, and reaffirmed its full-year 2004 revenue estimates.

         The Company expects revenues for the third quarter to be approximately $17.5 million, which is below its previously announced revenue estimates of $18 million to $21 million, and up from $15.6 million in revenues in the third quarter of 2003. The lower than anticipated revenues were caused by delays in purchasing decisions on a number of transactions, including those over $1 million.

         The Company estimates its net loss for the third quarter will be approximately $1.9 million ($0.04 per share), which is $1.3 million ($0.03 per share) greater than the low end of its previously announced estimates. The $1.3 million increase is comprised of a $0.4 million restructuring charge for the elimination of positions in the Company's R&D group and $0.9 million in costs for the production of video-based training materials necessary to augment the Company's existing capabilities and to fulfill the requirements of a multi-million dollar sales opportunity in the fourth quarter of 2004.

         The annual expense savings from the R&D reduction in force, together with the actions taken in the first half of the year, are in excess of $1.4 million. The video-based training costs, which are expensed as incurred, were previously anticipated for 2005, but were accelerated into 2004 to satisfy the requirements of the sales opportunity noted above. The total estimated cost of the video-based training is approximately $1.7 million, and the remaining $0.8 million will be incurred in the fourth quarter.

         "Although BindView will report its fourth consecutive quarter of double-digit year-over-year revenue growth, the results will be modestly below the low end of our revenue estimates for the quarter," said Eric Pulaski, BindView President and CEO. "We are disappointed with the results given the level of opportunity in the working sales pipeline, including a number of potential transactions, some expected to be more than $1 million that slipped into the fourth quarter.

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         "During the third quarter, we did make substantial progress in moving our potential seven-figure transactions through the sales process. We have more than 10 such transactions in the Q4 pipeline and believe that we will be successful in closing some of those before the end of the year. As a result, we believe that the Company will achieve its previously announced full-year revenue targets while carrying significant momentum going into 2005."

         FINANCIAL ESTIMATES. The Company expects to achieve its full-year revenue estimates of $75 million to $80 million, compared with revenues of $67.8 million in 2003. For the fourth quarter of 2004, the Company expects revenues of $24 million to $29 million, compared with revenues of $23.9 million for the fourth quarter of 2003.

         The Company expects its net results for the full year to range from a net loss of $1.1 million ($0.02 per share) to net income of $1.0 million ($0.02 per share), compared with a net loss of $3.6 million ($0.08 per share) in 2003. Net income for the fourth quarter is expected to range between $4.3 million ($0.08 per share) and $6.4 million ($0.13 per share). Net income for the fourth quarter will include the remaining $0.8 million in expenses for the video-based training materials mentioned above.

         CONFERENCE CALL. BindView will release its financial results for the quarter ended Sept. 30, 2004, and provide more details on its estimates for the fourth quarter after the stock market closes on Oct. 28, 2004. A conference call led by BindView President and Chief Executive Officer Eric Pulaski will be held at 4:00 p.m. CDT following the announcement.

       Date/Time:        Oct. 28, 2004 - 4:00 CDT
       Dial-In Numbers:  1-800-500-0311; Code 833223 (for domestic callers)
                         1-719-457-2698; Code 833223 (for international callers)
       Replay Numbers:   1-888-203-1112; Code 833223 (for domestic callers)
                         1-719-457-0820; Code 833223 (for international callers)

A live webcast will be provided on the BindView website at http://www.bindview.com/About/IR/calls.cfm. Additional investor information can be accessed on the BindView website or by contacting Investor Relations at 1-713-561-3000.

ABOUT BINDVIEW

         BindView Corporation is a leading provider of proactive business policy, IT security and directory management software. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment, and directory administration across the entire organization. With BindView insight at work(TM), customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com or visit BindView's Website at http://www.bindview.com. BindView can also be reached at 1-800-749-8439 or at 1-713-561-4000.

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Statements in this news release not based on historical fact are
"forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as prospective customers' decisions to complete transactions in the fourth quarter; the company's ability to successfully close sufficient fourth-quarter transactions; and the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.